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                                                                     Exhibit 5.1

                       [Dorsey and Whitney LLP Letterhead]

                                  June 14, 2005

ATS Medical, Inc.
3905 Annapolis Lane, Suite 105
Minneapolis, Minnesota 55447

      Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel to ATS Medical, Inc., a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-8 relating to the sale by the Company from time to time of (1) up to 1,500,000 shares of Common Stock, $.01 par value per share, of the Company ("the Plan Shares"), initially issuable pursuant to awards granted under the Company's 2000 Stock Incentive Plan (the "Plan") and (2) up to 613,000 shares of Common Stock, $.01 par value per share, of the Company (the "Option Shares" and, together with the Plan Shares, the "Shares"), issuable upon the exercise of options granted in connection with the hiring of certain employees of the Company (the "Individual Option Agreements").

         We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

         Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan (and any relevant agreements thereunder) and the Individual Option Agreements, as applicable, will be validly issued, fully paid and nonassessable.

         Our opinions expressed above are limited to the laws of the State of Minnesota.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                            Very truly yours,


                                             /s/ Dorsey & Whitney LLP